Exhibit 5.1

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
January 30, 2008	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
Live Nation, Inc.	Madrid	Silicon Valley
9348 Civic Center Drive	Milan	Singapore
Beverly Hills, California 90210	Moscow	Tokyo
	Munich	Washington, D.C.

Re:	Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Live Nation, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), with respect to (1) $220,000,000 aggregate principal amount of 2.875% Convertible Senior Notes due 2027 (the “Notes”) issued by the Company pursuant to an Indenture, dated as of July 16, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee and (2) common stock, $0.01 par value per share, of the Company (“Common Stock”), and related Series A Junior Participating Preferred Stock purchase rights (the “Rights”) issued by the Company pursuant to a Rights Agreement, dated as of December 21, 2005 (the “Rights Agreement”), between the Company and The Bank of New York, as rights agent. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the securities covered by the Registration Statement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof,

1. The Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor, and the Notes are

January 30, 2008

legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When certificates representing the Common Stock issuable upon conversion of the Notes have been signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered in accordance with the terms of the authorization thereof and the Indenture upon conversion of Notes, such Common Stock will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable and will be accompanied by the associated Rights.

3. When an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and by such corporate action, such shares of Common Stock will be validly issued, fully paid and nonassessable and will be accompanied by the associated Rights.

4. When certificates representing the Series A Junior Participating Preferred Stock issuable upon exercise of the Rights have been signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered in accordance with the terms of the authorization thereof and the Rights Agreement upon exercise of the Rights, such Series A Junior Participating Preferred Stock will be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 6.13 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (f) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Notes and the Rights Agreement (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as

January 30, 2008

legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

In connection with the opinions set forth in paragraphs 2, 3 and 4 above, (a) we note that certain provisions of rights agreements, including the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provisions of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights, and (b) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP